Exhibit 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, JULY 28, 2005 AT 7:01 AM EDT

Contacts:
Kyle Kuvalanka (investor) (617) 761-4734	Lisa Adler (media) (617) 444-3285

MILLENNIUM REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS
—VELCADE® (bortezomib) for Injection revenue up 26%, R&D expenses down 17% compared to second quarter 2004 —

CAMBRIDGE, Mass., July 28, 2005 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended June 30, 2005 and provided an update to its financial guidance for 2005.

“Millennium continues to make steady progress toward its short- and long-term financial goals,” said Marsha Fanucci, chief financial officer. “We are excited about the future with leadership under Dr. Deborah Dunsire, our new CEO and president, who has a track record of commercial successes. In addition, our newly restructured relationship with Schering-Plough Corporation for INTEGRILIN will provide us with substantial revenue and increased near-term certainty, allowing us to focus resources on VELCADE and the pipeline. Millennium will continue to aggressively pursue appropriate strategic moves such as these to achieve its goals.”

2005 Second Quarter Results

•	Net loss on a GAAP basis for the second quarter of 2005 was $44.1 million, or $0.14 per share, compared to $53.9 million, or $0.18 per share, for the second quarter of 2004. Non-GAAP net loss for the second quarter of 2005 was $32.6 million, or $0.11 per share, compared to $20.3 million, or $0.07 per share, for the second quarter of 2004.(1)
•	Total revenue for the second quarter of 2005 was $110.6 million compared to $145.3 million in the second quarter of 2004. In the second quarter of 2004, the Company recognized $50.0 million of revenue in milestone payments received from the Company’s partner, Ortho Biotech Products, L.P., a member of the Johnson & Johnson Family of Companies, for VELCADE® (bortezomib) for Injection.
—	Net product sales of VELCADE in the second quarter of 2005 increased 26 percent to $43.9 million from $35.0 million in the second quarter of 2004. As anticipated, during the second quarter of 2005, inventories were drawn down by one week resulting in an inventory level of approximately one week in the channel, based on our consolidated distribution arrangement.
—	Co-promotion revenue for INTEGRILIN® (eptifibatide) Injection decreased two percent to $47.7 million from $48.7 million in the second quarter of 2004. The decline in co-promotion revenue is due to a decrease in net expense reimbursement due from the Company’s collaborator, Schering-Plough. While co-promotion revenue decreased, U.S. ex-factory sales of INTEGRILIN for the second quarter of 2005, as provided by Schering-Plough, increased nine percent to $78.2 million from $71.6 million in the second quarter of 2004.
—	Strategic alliance revenue for the second quarter of 2005 decreased to $19.1 million from $61.7 million in the same quarter a year earlier due to revenue from the milestone payments recognized in the second quarter of 2004, as previously mentioned.
•	Research and Development (R&D) expenses for the second quarter of 2005 decreased 17 percent to $86.9 million from $104.4 million in the second quarter of 2004. This decrease reflects the impact from site closings in Cambridge, Massachusetts and San Francisco, California, as well as the continued focus of resources in key priority areas.
•	Selling, General and Administrative (SG&A) expenses for the second quarter of 2005 increased 11 percent to $52.1 million from $46.8 million for the second quarter of 2004. This increase is primarily the result of continued investment to improve the Company’s commercial productivity and growth prospects.
•	Other income, net for the second quarter of 2005 increased to $12.4 million from $3.6 million in the second quarter of 2004. In the second quarter of 2005, the Company recognized a realized gain of approximately $10.5 million from the sale of its investment in TransForm Pharmaceuticals.
•	As of June 30, 2005, the Company had approximately $589.6 million of cash, cash equivalents and marketable securities and $105.5 million outstanding principal amount of convertible debt.

2005 Financial Guidance

The Company is confirming the following full-year financial guidance for 2005 initially outlined in January 2005:

•	VELCADE U.S. net product sales are expected to be in the range of $185 million to $195 million.
•	Net loss on a non-GAAP basis is expected to be under $100 million.
•	Cash, cash equivalents, and marketable securities are expected to be greater than $500 million at year end with approximately $105.5 million outstanding principal amount of convertible debt.

As a result of the agreement reached with Schering-Plough on July 22, 2005 to transfer exclusive U.S. commercialization and development rights of INTEGRILIN® (eptifibatide) Injection to Schering-Plough, the Company will no longer provide guidance for INTEGRILIN U.S. ex-factory sales. As a result of this transaction, the Company announced an expected 15% reduction in combined R&D and SG&A expense from the current level starting in the fourth quarter of 2005. In addition, the Company has removed its 2005 guidance for net loss on a GAAP basis until the Company has determined the restructuring charges associated with this transaction. The Company expects to update guidance for 2005 GAAP net loss during its third quarter 2005 earnings announcement.

Second Quarter 2005 Highlights

“Millennium is full of opportunities. I will be focused in the near term on driving VELCADE sales and accelerating development of the pipeline,” said Dr. Deborah Dunsire, chief executive officer and president. “VELCADE, already the market leader in relapsed multiple myeloma, continues to gain market share in the second-line setting and in the front-line setting, for which we do not promote the product. We’re advancing the development of VELCADE in indications that present larger market opportunities, such as non-Hodgkin’s lymphoma and non-small cell lung cancer, while also bringing forward pipeline assets such as MLN02 for ulcerative colitis, MLN1202 in inflammation, MLN518 for acute myelogenous leukemia, MLN2704 in prostate cancer and MLN8054 for solid tumors, as well as others, to facilitate long-term sustainable growth.”

VELCADE® (bortezomib) for Injection Highlights

Millennium and its research collaborator, Johnson & Johnson Pharmaceutical Research and Development, L.L.C. (J&JPRD), announced the initiation of a third registration-enabling trial of VELCADE in multiple myeloma (MM) patients in the front-line treatment setting. This 480-patient, phase III, multicenter study is being conducted by the Intergroupe Francophone du Myelome (IMF) and led by Professor Jean-Luc Harousseau of the Hospital Hotel-Dieu in France. This clinical trial compares VELCADE plus dexamethasone to standard front-line therapy, VAD (vincristine, adriamycin, dexamethasone), as induction treatment prior to autologous stem cell transplantation. Complete response rates post-induction therapy is the primary endpoint of the study.

Data from several clinical trials underscoring the important potential benefit of VELCADE in multiple myeloma patients in the front-line treatment setting were published in major scientific journals. The British Journal of Haematology published in its June 2005 issue results of two phase II studies of VELCADE in combination with standard therapies showing the highest reported response rates seen to date in the treatment of the disease, with overall response rates ranging from 88 to 95 percent and with complete and near complete responses ranging from 25 to 29 percent. Use of VELCADE allowed for successful stem cell transplants for these patients. Toxicities in these studies were similar to those observed in other studies with VELCADE.

In the June 16, 2005 issue of the New England Journal of Medicine (NEJM), results were published from the phase III APEX trial showing that VELCADE was superior in survival, time to disease progression and response rates compared to standard of care, high-dose dexamethasone in patients with relapsed multiple myeloma. Toxicities in these studies were similar to those observed in other studies with VELCADE.

At the 41st Annual Meeting of American Society of Clinical Oncology (ASCO) in May 2005, data were presented on VELCADE® (bortezomib) for Injection in multiple myeloma. Interim results were presented from a front-line multicenter phase II IFM cooperative group trial assessing the efficacy and safety of VELCADE in combination with standard therapy dexamethasone as an induction treatment prior to autologous stem cell transplant. The overall response rate was 67 percent, including complete and partial responses, with complete response and very good partial responses of 21 percent. Very good responses are defined as a 90 percent or better reduction in myeloma tumor burden. Toxicities in these studies were similar to those observed in other studies with VELCADE.

At ASCO, data were presented by Sundar Jagannath, M.D. from St. Vincent’s Comprehensive Care Center in New York, indicating a survival benefit of VELCADE in relapsed multiple myeloma patients despite the presence of a chromosomal 13 deletion, a poor prognostic factor associated with inferior outcomes. Adverse events were similar to those observed in other clinical trials with VELCADE.

In the area of indolent and mantle cell non-Hodgkin’s lymphomas, and Waldenström’s macroglubulinemia, VELCADE study results were presented at the ASCO meeting and the 9th International Conference of Malignant Lymphoma (ICML) in Lugano, Switzerland. At the ASCO meeting, interim results of a multicenter phase II study of single-agent VELCADE in relapsed mantle cell lymphoma patients showed median survival greater than 10.5 months and an overall response rate of 42 percent. Toxicities in these studies were similar to those observed in other studies with VELCADE.

At the ICML, data presented included interim results from a multicenter, phase II trial of weekly versus twice weekly dosing of VELCADE in combination with rituximab in patients with indolent non-Hodgkin’s lymphoma. Response rates were similar in both arms (35 and 41 percent), and the safety profile improved with the weekly VELCADE schedule. Data from a separate multicenter study of single agent VELCADE indicated promising response rates of between 40 and 56 percent and progression-free survival in patients with follicular, marginal zone and mantle cell lymphomas. Results were also presented from a phase II clinical study of single agent VELCADE in patients with relapsed or refractory Waldenström’s macroglubulinemia. Overall response rate from the 25 evaluable patients in this study was 80 percent. Toxicities in these studies were similar to those observed in other studies with VELCADE.

In the area of non-small cell lung cancer (NSCLC), Millennium and J&JPRD supported the presentation of data from their trial known as 048, a two arm randomized trial in relapsed patients testing VELCADE as a single agent in one arm and VELCADE in combination with docetaxel in the other arm. Results from this trial showed that VELCADE as a single agent was similar in terms of investigator assessed response rates and survival as other marketed therapies. Toxicities in these studies were similar to those observed in other studies with VELCADE. These results led to the design of two additional phase II trials of VELCADE in NSCLC which are expected to be initiated in the second half of 2005.

In the area of stroke, Millennium presented data at the International Symposium on Cerebral Blood Flow, Metabolism, and Function as well as at the International Stroke Conference. In an animal model of acute stroke, VELCADE was efficacious up to four hours after a stroke and safely extended the therapeutic window of the standard of care therapy to six hours. Millennium believes that VELCADE may interrupt several of the mechanisms by which brain cells die following a stroke, specifically reducing inflammation and increasing key enzymes responsible for improving blood flow. Working on multiple pathways, VELCADE may have the potential to reduce overall brain injury from severe ischemia and is an area for further study. Acute stroke is an area of great unmet medical need.

Millennium and J&JPRD continue to investigate VELCADE globally in phase I, II and III clinical trials in both hematologic and solid tumors including front-line MM, non-Hodgkin’s lymphoma and lung, prostate and ovarian cancers throughout the U.S., Europe, Latin America and Asia. VELCADE is currently available in more than 53 countries worldwide including the U.S., European Union, Latin America and South-East Asia.

INTEGRILIN® (eptifibatide) Injection Highlights

As announced on July 22, 2005, Millennium and Schering-Plough signed an agreement to restructure their relationship for the cardiovascular drug INTEGRILIN. Under the new relationship, Schering-Plough will acquire exclusive development and commercialization rights to INTEGRILIN in the U.S. and will pay to Millennium an upfront payment of $35.5 million and royalties over the U.S. lifespan of the product. Although the INTEGRILIN patents begin to expire in 2014, Millennium will continue to receive royalties on any sales beyond that time. In 2006 and 2007, minimum royalty payments for each year are set at $85 million, with some extraordinary conditions that could reduce these minimums. In addition, Schering-Plough will pay to Millennium approximately $45 to $50 million for the purchase of existing INTEGRILIN inventories, subject to adjustment at close.

This new arrangement, subject to federal antitrust review under the Hart-Scott-Rodino Act, is anticipated to become effective September 1, 2005. The combination of the revenue received under the new relationship and the associated expense savings are expected to make this new relationship at least financially equivalent to the current 50/50 profit share. Strategically, there are also important benefits to Millennium including:

•	Increasing the level of near-term certainty associated with INTEGRILIN while preserving long-term upside potential and eliminating the need to further invest the Company’s resources into INTEGRILIN sales and marketing and development activities;
•	Capturing the opportunity for more efficient management of INTEGRILIN in the U.S. by placing responsibility with one company; and
•	Streamlining and focusing the Company’s resources on VELCADE and the pipeline – both of which are critical to the continued success of Millennium.

Research & Development Highlights

The NEJM published results from a double-blind, multicenter phase II trial of the Company’s investigational drug MLN02 in patients with ulcerative colitis (UC) in its June 16, 2005 issue. The study met the primary endpoint of a statistically significant improvement in the clinical remission rate as compared to placebo therapy. MLN02 appeared to be well tolerated at all doses tested. Millennium is currently formulating a commercially scalable cell line for MLN02 and intends to conduct a phase I normal healthy volunteer “bridging” study in 2006 after which the Company could initiate a pivotal program in UC.

Millennium announced the initiation of a multicenter phase II trial of MLN1202 in approximately 40 patients with relapsing-remitting multiple sclerosis (MS), the most common form of the disease. MLN1202, a novel humanized monoclonal antibody, is designed to block CCR2 chemokine receptors and prevent the infiltration of immune cells into inflammatory sites. The CCR2 chemokine pathway is believed to play a central role in a number of inflammatory conditions, including MS. This proof-of-concept study will assess the safety and tolerability of the molecule and determine the effect of MLN1202 on disease activity by magnetic resonance imaging. MLN1202 is also currently being investigated in a phase IIa multiple ascending dose trial in rheumatoid arthritis.

For MLN2704, a toxin conjugated deimmunized antibody to prostate specific membrane antigen, interim results were presented at the ASCO meeting from an ongoing multicenter, open label phase I/II study examining maximum tolerated dose, dose-limiting toxicity, pharmacokinetics, safety and efficacy in prostate cancer. Results from the 26 evaluable patients showed:

•	Three patients achieved a decrease of PSA greater than 50 percent that was sustained 10 weeks in one patient and greater than 31 weeks in another patient; and
•	Of the seven patients with measurable disease, four achieved stable disease by RECIST criteria, which measures tumor shrinkage as an indicator of antitumor activity.

Toxicities observed at the interim analysis were generally low grade and manageable and included neutropenia, neuropathy, and fatigue. This trial has been expanded to explore different doses and schedules to increase the therapeutic window.

Organizational Highlights

Millennium announced the appointment of Deborah Dunsire, M.D., to the position of chief executive officer and president. She will also join the Millennium Board of Directors. Dr. Dunsire has extensive experience in the pharmaceutical industry. In particular, she built the Novartis U.S. Oncology Business in a competitive market to an industry leading position with $2 billion in revenues and more than 25 percent compounded annual growth rate over the past eight years. Dr. Dunsire succeeds Mark Levin, co-founder and CEO since the Company’s inception. He will remain an active member of the Board.

Kenneth Weg, a member of the Board since 2001, was appointed the Company’s new non-executive chairman. Additionally, Millennium appointed Robert Friel to the Company’s Board of Directors and the Audit Committee. Mr. Friel currently serves as executive vice president and chief financial officer of PerkinElmer, Inc. and currently serves as a member of the Board of Directors of Fairchild Semiconductor Corporation.

Conference Call Reminder

In conjunction with this news release, Millennium will host a live webcast of its conference call today, Thursday, July 28, 2005 at 8:30 AM ET. This webcast can be accessed by visiting the Investors section of the Company’s website, http:/www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

About VELCADE® (bortezomib) for Injection

VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension, cardiac disorders, gastrointestinal adverse events, thrombocytopenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 331 patients who were treated with VELCADE in a phase III study, the most commonly reported adverse events were asthenic conditions (61%), diarrhea (57%), nausea (57%), constipation (42%), peripheral neuropathy (36%), vomiting (35%), pyrexia (35%), thrombocytopenia (35%), psychiatric disorders (35%), anorexia and appetite decreased (34%), parasthesia (27%), dysesthesia (27%), anemia and headache (26%), and cough (21%). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4%), neutropenia (2%), and hypercalcemia (2%). A total of 144 patients on VELCADE (44%) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6%), diarrhea (5%), dyspnea, pneumonia (4%), and vomiting (3%).

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD). Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. VELCADE is also approved in the European Union as a second-line treatment. It is indicated as a monotherapy for use in patients with progressive MM who have received at least one prior therapy and who have already undergone or are unsuitable for bone marrow transplantation.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About INTEGRILIN® (eptifibatide) Injection

INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including patients undergoing intracoronary stenting.

INTEGRILIN is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

Bleeding is the most common complication encountered during INTEGRILIN therapy. In the registration trials, the majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortzeomib) Injection, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, inflammation, and cardiovascular. By applying its knowledge of the human genome, its understanding of disease mechanisms and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products. The Company’s website is http:/www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third party reimbursement rates; the commercial success of VELCADE® (bortzeomib) Injection and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editor’s Note: This release is available under the Media section on the Company’s website at http:/www.millennium.com.

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(1)     Non-GAAP net loss and non-GAAP profitability are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization expenses of approximately $34.0 million in 2005 and 2006 and the remaining costs associated with the Company’s 2003 restructuring effort between $5.0 million and $20.0 million in 2005, the Company is unable to provide a quantitative reconciliation because the items that would be excluded (which include the types of items reflected in the reconciliation of historic results and starting in 2006, stock-based compensation expense) are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on July 28, 2005 by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES:
Net product sales	$43,892	$34,972	$88,687	$64,620
Co-promotion revenue	47,661	48,651	90,487	96,477
Revenue under strategic alliances	19,092	61,697	55,182	76,788

Total revenues	110,645	145,320	234,356	237,885

COSTS AND EXPENSES:
Cost of sales	16,680	18,061	31,261	33,832
Research and development	86,939	104,382	173,093	200,660
Selling, general and administrative	52,060	46,768	103,697	91,597

Total costs and expenses	155,679	169,211	308,051	326,089

OTHER INCOME (EXPENSE):
Investment income, net	14,737	6,147	19,179	12,535
Interest expense	(2,315)	(2,596)	(4,903)	(5,287)
Gain on sale of equity interest in joint venture	–	–	–	40,000

Total other income	12,422	3,551	14,276	47,248

NON – GAAP NET LOSS (Note 1)	$(32,612)	$(20,340)	$(59,419)	$(40,956)

Amortization of intangibles	(8,500)	(8,378)	(17,000)	(16,756)
Restructuring charges	(2,999)	(25,191)	(4,106)	(36,784)

NET LOSS	$(44,111)	$(53,909)	$(80,525)	$(94,496)

NON – GAAP NET LOSS PER SHARE	$(0.11)	$(0.07)	$(0.19)	$(0.13)

Amortization of intangibles	(0.03)	(0.03)	(0.06)	(0.06)
Restructuring charges	0.00	(0.08)	(0.01)	(0.12)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.14)	$(0.18)	$(0.26)	$(0.31)

Weighted average shares, basic and diluted	307,570	304,714	307,082	304,063

Note 1: Amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented.

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$589,626	$700,407
Other current assets	197,833	201,205
Property and equipment, net	203,387	220,115
Restricted cash and other assets	23,304	25,641
Goodwill and intangible assets, net	1,593,896	1,609,663

Total assets	$2,608,046	$2,757,031

Current liabilities	$178,076	$240,861
Other long term liabilities	43,952	57,263
Capital lease obligations, net of current portion	77,618	80,452
Long term debt	105,461	105,461
Stockholders' equity	2,202,939	2,272,994

Total liabilities and stockholders' equity	$2,608,046	$2,757,031